Touchstone Strategic Trust

Item 77Q(1)(e)

The following documents are included in the Registrant's Post-Effective Amendment No. 2 filed with the SEC on October 12, 2012, (SEC Accession No. 0001104659-12-068940) and are
incorporated by reference herein:
Sub-Advisory Agreement between Touchstone Advisors, Inc. and Barrow, Hanley, Mewhinney & Strauss, LLC with respect to the Touchstone International Value Fund dated September 10, 2012. Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fifth Third Asset Management, Inc. with respect to the Touchstone Strategic Income Fund dated September 10, 2012. Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fifth Third Asset Management, Inc. with respect to the Touchstone Micro Value Fund dated September 10, 2012. Sub-Advisory Agreement between Touchstone Advisors, Inc. and DePrince, Race & Zollo, Inc. with respect to the Touchstone Small Company Value Fund dated September 10, 2012.